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As Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132936-14

PRICING SUPPLEMENT NO. A4 TO PRODUCT SUPPLEMENT NO. 2A DATED JULY 2, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$1,955,000

Credit Suisse

Accelerated Return Equity Securities (ARES)®

due July 19, 2012

Linked to the Performance of the
Credit Suisse FX Rolling Optimised Carry Index — Global 18
Unfunded — USD

Issuer:	Credit Suisse, acting through its Nassau branch (Aa1/AA-)*

CUSIP:	22546EDF8

Maturity Date:	July 19, 2012, subject to postponement if a market disruption event occurs on the valuation date

Coupon:	We will not pay interest on the securities being offered by this pricing supplement.

Trade Date:	August 18, 2008

Settlement Date:	August 21, 2008

Valuation Date:	The valuation date is July 16, 2012, subject to postponement if a market disruption event occurs on the valuation date.

Underlying Index:	The return will be based on the performance of the Credit Suisse FX Rolling Optimised Carry Index — Global 18 Unfunded — USD, which we refer to as the "reference index," during the term of the securities.

Initial Index Level:	231.0699

Final Index Level:	The closing level of the reference index on the valuation date.

Calculation Agent:	Credit Suisse International

Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the index return, calculated as set forth below.

• If the final index level is greater than the initial index level, the index return will be equal to the percentage increase in the index level multiplied by an upside participation rate of 318%;

• If the final index level is equal to the initial index level, then the index return will be zero and at maturity you will receive only the principal amount of your securities;

• If the final index level is less than the initial index level, then the index return will be negative and will be equal to the percentage decrease in the index level multiplied by a downside participation rate of 100%. Therefore, at maturity you will receive less than the principal amount of your securities, as explained herein.

Listing:	The securities will not be listed on any securities exchange.

    Please refer to "Risk Factors Relating to the ARES due 2012" beginning on page U-5 of this pricing supplement and "Risk Factors" beginning on page PS-5 of the accompanying product supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the product supplement, prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per security	$1,000	$0	$1,000
Total	$1,955,000	$0	$1,955,000

        The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Delivery of the securities in book-entry form only will be made through The Depository Trust Company on or about August 21, 2008.

        The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

* A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet their obligations.

Credit Suisse

The date of this pricing supplement is August 18, 2008.

 Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, the prospectus supplement dated March 24, 2008 and the product supplement dated July 2, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement dated July 2, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908008125/a2186821z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

 NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

i

 SUMMARY INFORMATION—Q&A

        This summary includes questions and answers that highlight selected information from the accompanying prospectus, prospectus supplement, product supplement and this pricing supplement to help you understand the Accelerated Return Equity Securities due 2012. You should carefully read the entire prospectus, prospectus supplement, product supplement and pricing supplement to understand fully the terms of the securities, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should, in particular, carefully review the sections entitled "Risk Factors Relating to the ARES due 2012" in this pricing supplement and "Risk Factors" in the accompanying product supplement, which highlight a number of risks, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

How is the redemption amount calculated?

        We will redeem the securities at maturity for a redemption amount in cash that will equal the principal amount of the securities multiplied by the sum of 1 plus the index return. The index return will be based on the difference between the final index level and the initial index level, expressed as a percentage. How the index return will be calculated depends on whether the final index level is greater than, less than or equal to the initial index level.

  •
  If the final index level is greater than the initial index level, then, the index return will equal:

318% *	final index level - initial index level initial index level

    Thus, if the final index level is greater than the initial index level, the index return will be a positive number and the redemption amount will be greater than the principal amount of the securities.

  •
  If the final index level is equal to the initial index level, then the index return will equal zero and the redemption amount will equal the principal amount of the securities.

  •
  If the final index level is less than the initial index level, then the index return will equal:

100% *	final index level - initial index level initial index level

    Thus, if the final index level is less than the initial index level, the index return will be negative, and the redemption amount will be less than the principal amount of the securities, and you could lose all of the value of your investment in the securities.

For purposes of calculating the index return:

  •
  the "initial index level" is 231.0699, and

  •
  the "final index level" will be equal to the index level as determined by the calculation agent on the valuation date, at approximately 4:00 p.m. London time.

        The "closing level" for the reference index will, on any relevant index business day, be the level of the reference index as determined by the calculation agent at the valuation time, which is the time at which the index calculation agent (as defined below) calculates the closing level of the reference index on such index business day, as calculated and published by the index calculation agent, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the reference index" on page PS-13 of the accompanying product supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The table below sets forth a sampling of hypothetical redemption amounts at maturity of a $1,000 investment in the securities. The actual final index level and redemption amount will be determined on the valuation date, as further described herein.

Principal Amount of Securities	Percentage Difference between Initial Index Level and Final Index Level	Redemption Amount at Maturity
$1,000	-100%	$0.00
$1,000	-90%	$100.00
$1,000	-80%	$200.00
$1,000	-70%	$300.00
$1,000	-60%	$400.00
$1,000	-50%	$500.00
$1,000	-40%	$600.00
$1,000	-30%	$700.00
$1,000	-20%	$800.00
$1,000	-10%	$900.00
$1,000	0%	$1,000.00
$1,000	10%	$1,318.00
$1,000	20%	$1,636.00
$1,000	30%	$1,984.00
$1,000	40%	$2,272.00
$1,000	50%	$2,590.00

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the effect of the leveraged upside and the complete downside participation provided by the securities. The gray line shows hypothetical percentage returns at maturity for an investment in an instrument directly linked to the value of the reference index. The actual final index level will be determined on the valuation date, as further described herein. The thick black line shows the hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustrative purposes only. The actual index return will depend on the final index level determined by the calculation agent as provided in this pricing supplement.

Examples of hypothetical redemption amounts of the securities

        The following are illustrative examples of how the redemption amount would be calculated with hypothetical final index levels that are greater than, equal to, or less than, the initial index level. The actual final index level will be determined on the valuation date, as further described in this pricing supplement. Each of the examples assumes the following:

  •
  the initial investment in the securities is $1,000; and

  •
  the initial index level is 1000.

        EXAMPLE 1: The final index level is 1100, an increase of 10% from the initial index level:

Index Return = 318% * (1100 - 1000)/1000 = 0.318
Redemption Amount = Principal * (1.0 + index return)
Redemption Amount = $1,000 * (1.0 + 0.318)
Redemption Amount = $1,318

        In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities and will participate fully in the appreciation in the level of the reference index.

        EXAMPLE 2: The final index level is 1000, representing no increase or decrease from the initial index level:

Index Return = 0.0
Redemption Amount = Principal * (1.0 + index return)
Redemption Amount = $1000 * (1.0 + 0.0)
Redemption Amount = $1,000

        In this example, where there is neither an appreciation nor a depreciation in the level of the reference index during the term of the securities, at maturity you will receive the amount of your investment in the securities.

        EXAMPLE 3: The final index level is 500, a decrease of 50% from the initial index level:

Index Return = 100% * (500 - 1000)/1000 = -0.50
Redemption Amount = Principal * (1.0 + index return)
Redemption Amount = $1,000 * (1.0 + -0.50)
Redemption Amount = $500

        In this example, at maturity you will receive a redemption amount that is less than the amount of your investment in the securities because you will participate fully in the depreciation in the level of the reference index during the term of the securities.

 RISK FACTORS RELATING TO THE ARES DUE 2012

        A purchase of the ARES due 2012 involves risks. This section describes significant risks relating to the ARES due 2012. We urge you to read the following information about these risks, together with the "Risk Factors" in the accompanying product supplement and the other information in the accompanying prospectus, prospectus supplement and product supplement before investing in the ARES due 2012.

The securities will not reflect the full cumulative net return, from the currency forwards, which is used to calculate the reference index level

        The reference index is intended to represent the cumulative net return from a rolling monthly strategy of buying and selling certain currencies using one-month currency forwards with the objective of maximizing the expected return. However, current fees of 1.25% per annum, as determined by the Index Committee (as defined below), are taken into account when calculating the index level and therefore the redemption amount, which is based on the difference between the initial index level and the final index level, will not reflect the full cumulative net return from the currency forwards. Please refer to "The Reference Index" in this pricing supplement.

Investing in a security linked to an index based on emerging market currencies bears potential risks

        You should be aware that an investment in securities linked to an index of emerging market currencies involve many risks, including, but not limited to: economic, social, political, financial and military conditions in those emerging markets; the inflationary environment in those emerging markets; regulation by the national, provincial, and local governments of those emerging markets; and political uncertainties set forth below. The currencies of emerging markets may be more volatile and may be affected by market developments in different ways than the U.S. Dollar. Economic, social, political, financial and military factors could negatively affect the value of emerging markets currencies. These factors could include changes in those emerging markets governments' economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws and the possibility of fluctuations in the rate of exchange between currencies. Moreover, those emerging markets economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The liquidity, trading value and amounts payable under the securities could be affected by the actions of the governments of the United States and of the originating country (or countries) of the currencies underlying the reference index

        Exchange rates of many countries are "floating," meaning that they are permitted to fluctuate in value relative to other currencies, including the U.S. dollar. However, governments of other countries, including China, from time to time, do not allow their currencies to float freely in response to economic forces. Governments use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of those nations that could change or interfere with freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting any or all of the currencies underlying the reference index, the U.S. dollar or any other currency.

An investment in the securities is not the same as an investment in the currencies underlying the reference index or a security directly linked to the reference index

        An investment in the securities does not entitle you to any ownership interest or rights in the underlying currencies or futures contracts on the underlying currencies. Even if one or more of the underlying currencies appreciates in value, you may not receive a corresponding appreciation in your investment if the final basket level is less than the initial basket level.

Suspensions or disruptions of market trading in the currency markets and related futures may adversely affect the redemption amount at maturity and/or the market value of the securities

        The currency markets are subject to temporary distortions or other disruptions due to various factors, including the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur on a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying currencies, the exchange rates and the reference index and, therefore, the redemption amount at maturity and/or the market value of the securities.

The exchange rates for the currencies underlying the reference index will be influenced by unpredictable factors, which interrelate in complex ways

        The exchange rates for the currencies underlying the reference index are a result of the supply of, and demand for, each currency and changes in exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the originating countries of the currencies underlying the reference index, other relevant countries, and the United States. These conditions include, for example, (i) the overall growth and performance of the economies of the originating countries of the currencies underlying the reference index, other relevant countries, and the United States; (ii) the trade and current account balance between the United States and the originating countries of the currencies underlying the reference index; (iii) market interventions by the U.S. monetary authorities and/or central banks of the originating countries of the currencies underlying the reference index; (iv) inflation, interest rate levels and the performance of the applicable stock markets in the originating countries of the currencies underlying the reference index and the United States; (v) the stability of the governments of the originating countries of the currencies underlying the reference index and the United States and their respective banking systems; (vi) wars in which any of the originating countries of the currencies underlying the reference index or the United States are directly or indirectly involved or that occur anywhere in the world; (vii) major natural disasters in any of the originating countries of the currencies underlying the reference index and the United States; and (viii) other foreseeable and unforeseeable events.

        Certain relevant information relating to developments in the originating countries of the currencies in the reference index may not be as well known or as rapidly or thoroughly reported in the United States as comparable U.S. developments. Prospective purchasers of the securities should be aware of the possible lack of availability of important information that can affect the value of each of the underlying currencies in relation to the U.S. dollar and must be prepared to make special efforts to obtain such information on a timely basis.

The market price of the securities may be influenced by many unpredictable factors

        Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

  •
  The current level of the reference index and the underlying exchange rates;

  •
  Interest and yield rates in the market;

  •
  The volatility of the reference index and the underlying exchange rates;

  •
  Economic, financial, political and regulatory or judicial events that affect the underlying currencies and which may affect the level of the reference index;

  •
  The time remaining to the maturity of the securities; and

  •
  Credit Suisse's creditworthiness.

        Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The return on the securities is subject to currency exchange risk

        Currency exchange rates vary over time, and may vary considerably during the term of the securities. Changes in the currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in other relevant countries and the United States, including economic and political developments in other countries. Of particular importance are:

  •
  rates of inflation;

  •
  interest rate levels;

  •
  the balances of payments among countries;

  •
  the extent of governmental surpluses or deficits in such countries and the United States; and

  •
  other economic, financial, regulatory, military and political factors.

        All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of such countries and the United States and other countries important to international trade and finance.

Historical performance of the reference index or exchange rates is not indicative of future performance

        The future performance of the reference index or exchange rates cannot be predicted based on its historical performance. We cannot guarantee that the level of the reference index or exchange rates will increase or that you will receive at maturity an amount greater than the principal amount of your securities.

There may be potential conflicts of interest

        Credit Suisse International, which is an affiliate of ours, is the index sponsor (as defined below). As such, it retains the final discretion as to the manner in which the reference index is calculated and constructed. Furthermore, it is the final authority on the reference index and the interpretation and application of the index rules. It may supplement, amend (in whole or in part), revise or withdraw these rules at any time. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the reference index is calculated or constructed and may affect the reference index in other ways. Without prejudice to the generality of the foregoing, it may determine that a change to the rules is required or desirable in order to update the rules or to address an error, ambiguity or omission. Such change, for example, may include changes to eligibility requirements or construction and weighing rules. The rules may change without prior notice. Credit Suisse International may also apply the rules in such manner as it, in its discretion considers reasonable and in doing so may rely upon other sources of market information, as it, in its discretion, considers reasonable. Because these rules and their application may affect the redemption amount, potential conflicts of interest may exist between Credit Suisse and its affiliate and you.

You have no recourse to the index sponsor

        Credit Suisse International, as index sponsor, does not warrant or guarantee the accuracy or timeliness of calculations of the reference index values and does not warrant or guarantee the availability of a reference index value on any particular date or at any particular time and may transfer or delegate to another entity, at its discretion, the authority associated with the role of index sponsor or index calculation agent (as defined below).

You have no recourse to Reuters Group PLC

        You will have no rights against Reuters, which publishes the value of the underlying exchange rates. The securities are not sponsored, endorsed, sold or promoted by Reuters. Reuters makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities in particular.

 SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $1,953,000. We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-10 of the accompanying product supplement.

 THE REFERENCE INDEX

Credit Suisse FX Rolling Optimised Carry Index — Global 18 Unfunded — USD

        The information contained in this pricing supplement regarding the Credit Suisse FX Rolling Optimised Carry Index — Global 18 Unfunded — USD (the "Index") reflects the policies of, and is subject to change by, Credit Suisse International (the "Index Sponsor"). We make no representation or warranty as to the accuracy or completeness of such information. The Credit Suisse FX Rolling Optimised Carry Index — Global 18 Unfunded — USD was developed by Credit Suisse International and is calculated and published by FID Index Group (the "Index Calculation Agent"), a department of Credit Suisse International. The Index Sponsor is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time.

General

        The Carry Index (the "Index") was created by the Index Sponsor on April 14, 2007 using market data from March 15, 1999 (the "Index Inception Date"). The Index is intended to represent the cumulative net return from a rolling monthly strategy of buying high-yielding currencies and selling low-yielding currencies using one-month currency forwards ("CFs"). The strategy is designed to profit from the foreign exchange market anomaly referred to as the "forward bias" where the spot rate of a currency does not, on average, follow the forward rate of such currency. The Index Sponsor provides no assurance that this view is or will remain valid. Various market factors and circumstances at any time and over any period could cause, and have in the past caused, investors to become more risk averse to high-yielding currencies. Such risk aversion is greater with respect to the Emerging Market Currencies (as defined below).

        The "Base Currency" of the Index is the U.S. dollar, meaning that the Index measures the growth of an optimized portfolio constructed from a universe of 17 currencies (each, a "Portfolio Currency" and, collectively, the "Portfolio Currencies") against the U.S. dollar, or USD. A portfolio was set up on the Index Inception Date with a notional value in the Base Currency of USD 100. On that date and at the beginning of each Index Month (as defined below), the Index Sponsor entered or enters, as the case may be, into a number of one-month CFs in various Portfolio Currencies against the Base Currency. The notional of each CF is the value of the portfolio at the beginning of each Index Month multiplied by a percentage weighting which is calculated during the Foreign Exchange Optimisation Process (as described below) run at the beginning of each Index Month. At the end of each Index Month, the aggregate profit/loss generated by the CFs is added to the notional value of the portfolio in the Base Currency. The Foreign Exchange Optimisation Process is then re-run to determine a new set of weightings and the investment strategy is repeated for the following Index Month. The Portfolio Currencies are divided into two currency categories: the G-10 Currencies comprise the Euro, Japanese yen, British pound, Swiss franc, Canadian dollar, Swedish krona, Norwegian krone, Australian dollar and New Zealand dollar, and the Emerging Market Currencies comprise the Czech koruna, Singapore dollar, Polish zloty, Mexican peso, Hungarian forint, South African rand, Brazilian real and Turkish lira. Each Portfolio Currency is assigned a maximum allowed weighting (as a percentage of the portfolio value before entering into the CFs) that acts as a constraint in the Foreign Exchange Optimisation Process and that the Index Committee can adjust to 0% for a defined period if it is deemed in the best interest of investors or necessary to avoid termination of the Index.

Foreign Exchange Optimisation Process

        The Foreign Exchange Optimisation Process is based on a mean-variance optimization technique designed to optimize the allocation of long and short positions in the Portfolio Currencies and to maximize the portfolio's expected annualized returns. The Foreign Exchange Optimisation Process is subject to two constraints: (i) the target portfolio volatility, which is the annualized standard deviation of daily returns of the Portfolio, is set to 5% per annum, and (ii) the absolute percentage weighting for each Portfolio Currency cannot exceed 25% for the Emerging Market Currencies and 100% for the G-10 Currencies. For each currency pair, the expected return is defined as the annualized one-month carry return (vs. the Base Currency) that a hypothetical investor would expect to earn by investing in each currency for one month, assuming the spot rate does not change over this period of time. The Foreign Exchange Optimisation Process is run using, with respect to Portfolio Currencies, mid USD based spot fixings and mid USD forward point fixings calculated at 4 p.m. London Time and published by WM Company on the relevant Reuters Page, as data inputs on the Index Optimisation Date.

Index Rebalancing

        An Index Month begins at 4 p.m. London time on the 14th day of each calendar month (each an "Index Rebalancing Date"), provided such day is a week day (i) on which the WM Company publishes fixing rates, as updated from time to time on its website at http://www.wmcompany.com/page_id=market_data_currency_services&cat=vrmds, which we refer to as the "WMR Calendar", (ii) that is not an official bank holiday in the U.S., which we refer to as the "USD Calendar", and (iii) that is not an official bank holiday in any country that issues an Emerging Market Currency (each, an "Index Business Day"), failing which, the next following Index Business Day, and ends at 4 p.m. London Time on the following Index Rebalancing Date. Each Index Month, on the day that is one Index Valuation Day prior to the Index Rebalancing Date, the Foreign Exchange Optimisation Process is run to determine the weightings for the following Index Month's CFs. We define "Index Valuation Day" as a weekday that is not a holiday according to the WMR Calendar and the USD Calendar. The resulting weightings are then applied to the value of the Index (on any Index Valuation Day, the "Index Value") on the Index Optimisation Date to determine the forward notional per currency pair for the next Index Month.

Calculation of the Index Value

        On the Index Inception Date, a portfolio was set up with a notional value in the Base Currency of USD 100. The Index Value on the Index Inception Date at 4 p.m. London Time was therefore 100.

        On the Index Inception Date and at the beginning of each Index Month, the Index Sponsor entered or enters, as the case may be, into a number of one-month CFs in various Portfolio Currencies against the Base Currency. At the end of each Index Month, the value of each CF is added to the notional value of the portfolio in the Base Currency. The Index Value is calculated on each Index Valuation Day by adding the carry return of the current Index Month and the rolling notional value (as described below) minus the product of the fixed day-count weighted annual cost of risk managing the Index (the "Index Costs"), as determined by the Index Committee and currently fixed at 1.25% per annum, and the Index Value on the Index Rebalancing Date of the current Index Month. The carry return is determined by adding the value of each CF in the portfolio. The rolling notional value at the start of the Index Month on the Index Rebalancing Date is composed of the notional value at the start of the previous Index Month plus the profit/loss resulting from the CFs of the previous Index Month and minus the total Index Costs accrued over the previous Index Month.

        The Index Value will be calculated by the Index Calculation Agent and published on Bloomberg page ROCI GU US <Index> by 4 p.m. New York City time on each Index Valuation Date. The weightings used for each currency pair will be made available on demand to approved Credit Suisse clients 40 calendar days after the relevant Index Rebalancing Date.

Disruption Events

        A "Disruption Event" is an event that, in the opinion of the Index Committee, has an adverse effect on (i) the ability of the Index Calculation Agent to determine an exchange rate for the purposes of calculating the Index or (ii) the ability of Credit Suisse (or any of its affiliates) to establish, maintain, value, rebalance or unwind a hedge position. For the purposes of determining whether an event is a Disruption Event for the purposes hereof, the Index Committee may take into account whether such event would be a "Disruption Event" for the purposes of the 1998 FX and Currency Options Definitions (the "Definitions"), as amended. In applying the Definitions for the purposes of the preceding sentence, the Index Committee may assume that the Index is a FX Transaction to which Non-Deliverable applies, which Transaction incorporates all the Disruption Events set out in the Definitions and in respect of which each of the Portfolio Currencies is an Event Currency. The Index Committee may make such additional assumptions as it considers necessary or appropriate for it to apply mutadis mutandis the Definitions to the Index (including, for example, designating a Benchmark Obligation). Terms used in this paragraph, but not otherwise defined herein, shall have the meanings given them in the Definitions.

        If a Disruption Event occurs in relation to the Index, the Index Committee may determine what action the Index Sponsor should take in relation to the Index to take account of such Disruption Event. Such actions may include, for example, the designation of an alternative price source, the designation of an alternative exchange rate calculation, the designation of additional or alternative Portfolio Currencies and the reconstitution of the Index.

Change in the Methodology of the Index

        The Index Sponsor retains the final discretion as to the manner in which the Index is calculated and constructed. Furthermore, the Index Sponsor is the final authority on the Index and the interpretation and application of the rules governing the Index.

        The "Index Committee" (made up of representatives from the Structuring, Legal, Research and Compliance departments of Credit Suisse International), reviews the appropriateness of the index rules on each annual Index Review Date, which is a date, as set by the Index Committee, that is not more than 30 days before the 14th day of March of each year and/or not more than 14 days following an Index Event, which includes: (i) changes in the manner in which WM Company/Reuters ("WMR") calculates/publishes the fixing rates and (ii) any Disruption Event.

        The Index Sponsor may supplement, amend (in whole or in part), revise or withdraw the rules governing the Index at any time. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Index is calculated or constructed and may affect the Index in other ways. Without prejudice to the generality of the foregoing, the Index Sponsor may determine that a change to the rules governing the Index is required or desirable in order to update the rules governing the Index or to address an error, ambiguity or omission. Such changes, for example, may include changes to eligibility requirements or construction and weighting rules. The rules governing the Index may change without prior notice.

Historical performance of the reference index

        The following table sets forth the published high and low closing levels of the reference index during each calendar quarter from January 1, 2003 through August 18, 2008. The closing level of the reference index on August 18, 2008 was 230.8939. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification.

        You should not take the historical index levels of the reference index as an indication of future performance of the reference index or the securities. We cannot give you any assurance that the index level of the reference index will increase over the term of the securities or that you will not receive at maturity an amount substantially less than the principal amount of the securities.

	Low	High	Close		Low	High	Close
2003				2006
First Quarter	151.8874	156.6705	155.7879	First Quarter	249.3347	259.1960	253.3471
Second Quarter	156.6015	175.7597	174.4822	Second Quarter	234.2870	254.7768	235.5589
Third Quarter	174.7110	183.6374	182.1581	Third Quarter	232.8330	249.8266	248.3988
Fourth Quarter	180.2354	188.5754	188.5754	Fourth Quarter	248.1393	262.0688	261.5911
2004				2007
First Quarter	189.9654	203.8826	199.6795	First Quarter	260.4319	277.4570	271.0104
Second Quarter	187.0181	201.7087	193.4758	Second Quarter	266.0517	283.2281	282.4526
Third Quarter	193.6900	204.6703	203.7086	Third Quarter	259.6676	281.2322	260.0500
Fourth Quarter	200.8793	216.6693	216.6693	Fourth Quarter	247.8537	262.5593	250.8819
2005				2008
First Quarter	212.4692	230.0870	226.0989	First Quarter	220.1027	249.4161	220.1027
Second Quarter	226.9256	241.0549	240.3847	Second Quarter	218.8957	226.3273	226.3273
Third Quarter	238.1798	245.6340	245.6340	Third Quarter (through
Fourth Quarter	244.9525	260.3284	251.5282	August 18, 2008)	225.0039	235.5661	230.8939

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION

OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. We intend to treat the securities as a prepaid, cash-settled financial contract, with respect the [Index], that is eligible for open transaction treatment for U.S. federal income tax purposes. If your securities are so treated, and subject to the discussion in the next paragraph, you should recognize ordinary income or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. However, if you timely and properly make a valid election under Section 988(a)(1)(B) of the Code before the close of the day on which you acquire the securities to treat your gain or loss on the securities as capital gain or loss, such gain or loss may qualify for long-term capital gain or loss if you held the securities for more than a year prior to maturity or disposition. You should consult with your tax advisor as to the specific requirements for making this election and the statement that must be attached to your federal income tax return, which must identify the securities to which the election applies and contain certain other information described in the Treasury regulations under Code Section 988. Your tax basis in your securities should generally be equal to the price you paid for them.

        The tax treatment described above is not free from doubt, and it is possible that the IRS may seek to characterize your securities in a manner that results in certain changes to the [Index] on the [annual/quarterly] [Index Review Date] or in connection with an [Index Event] (each an "Index Change") to the Index constituting a taxable event to you. If the IRS were to prevail in treating an Index Change as a taxable event, you would recognize ordinary income or loss on the securities on the date of such Index Change to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time. Other characterizations of the securities also may be possible, under which the timing and character of income could differ substantially from the description above. For example, if the IRS were successful in characterizing the securities as indebtedness for U.S. federal income tax purposes, among other consequences, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent, fixed-rate debt instrument with other terms and conditions similar to the securities (even though the securities does not provide coupon payments). In addition, a portion of any loss on the sale or redemption of the securities could be a capital loss.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Backup Withholding and Information Reporting

        A holder of the securities may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides a correct taxpayer identification number (or other proof of an applicable exemption) and otherwise complies with applicable requirements of the backup withholding rules.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $1,955,000 principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We estimate that our out-of-pocket expenses for this offering will be approximately $2,000. Please refer to "Underwriting" on page PS-20 of the accompanying product supplement.

Credit Suisse

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Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY INFORMATION—Q&A
RISK FACTORS RELATING TO THE ARES DUE 2012
SUPPLEMENTAL USE OF PROCEEDS
THE REFERENCE INDEX
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING